Exhibit 99.1

Acorns Hires Twitter Executive Rich Sullivan As Chief Financial Officer

Announcement comes as the company prepares for its expected public listing this fall

IRVINE, Calif. and NEW YORK, August 11, 2021 -- Acorns Grow Incorporated ("Acorns"), the saving and investing app that has helped its customers invest more than $9.6 billion, has appointed veteran finance executive, Rich Sullivan, as Chief Financial Officer (CFO) ahead of its expected public listing.

Sullivan joins Acorns from Twitter (NYSE:TWTR) where he led Corporate Finance and FP&A. His extensive public company experience spans two decades and includes roles in Corporate Finance, Treasury, Merger & Acquisitions and Investor Relations. Prior to Twitter, Sullivan held executive positions at STX Entertainment and DreamWorks Animation (previously NASDAQ: DWA), where he served as the company’s Deputy CFO during his tenure. He has also held various roles at AT&T (NYSE:T).

“Rich brings a unique combination of expertise, vision, and commitment to mission,” said Noah Kerner, CEO of Acorns. “Our next phase of growth as a company will only be fueled by his leadership.”

Sullivan added: “Acorns stands apart as a mission driven company that has earned the trust of its more than 4M subscribers. They have become one of the most impactful companies sitting at the cross section of technology, financial services, and social responsibility. I look forward to working with the team as we continue to empower more investors, and do so with their financial best interests in mind.”

Jasmine Lee, who served a dual role as Chief Operating Officer and Chief Financial Officer, and was instrumental in preparing Acorns for the public market, will focus her efforts on executing the Company’s strategic plan and overseeing the day to day operations as Chief Operating Officer. Jasmine’s vast experience includes managing PayPal’s (NASDAQ: PYPL) $2B consumer product portfolio. Jasmine said: “I’m excited to welcome Rich to the team as we continue building a multi-generational company with operational scale to serve our fast growing base of customers.”

Acorns puts the tools of wealth-making in everyone’s hands by making investing easy and accessible. Rooted in its mission to look after the financial best interests of the up-and-coming, Acorns serves over 4 million active customers. In May, the Company announced its plans to go public through a definitive business combination agreement with Pioneer Merger Corp. (NASDAQ:PACX) (“Pioneer"), a publicly traded special purpose acquisition company.

Rich Sullivan

Rich Sullivan is the Chief Financial Officer of Acorns where he brings more than two decades of experience in Corporate Finance, Treasury, Merger & Acquisition and Investor Relations. Rich joined Acorns from Twitter, where he served as Vice President of Corporate FP&A. Prior to Twitter, he served as Chief Operating Officer—STX New Media and Unscripted TV and Chief Financial Officer at STX Entertainment and Deputy Chief Financial Officer at DreamWorks Animation SKG, where he was responsible for leading FP&A, M&A Strategy, Treasury and Investor Relations. He began his career with roles at AT&T Corporation and Deutsche Bank Securities. Rich earned a Masters in Business Administration from Columbia University and a Bachelor of Arts in Economics from Hamilton College.

About Acorns

Acorns is how everyday consumers save & invest for the long term. By putting the tools of wealth-making in everyone’s hands, Acorns has become the largest subscription service in U.S. consumer finance, serving more than 4 million everyday Americans. Customers get automated long-term investing in diversified portfolios, built with help from experts like Nobel Laureate economist, Dr. Harry Markowitz. Acorns easy retirement account allows customers to save for a better life later in minutes, no expertise required. To help everyone spend smarter, Acorns introduced banking that invests with every swipe, and cash-forward rewards. And, everyday Americans may invest in their kids and get money news they can use, all from the same app. To date, customers have invested more than $9.6 billion with Acorns, much of it in spare change. From acorns, mighty oaks do grow!

Acorns is accessed simply and easily via the app for iPhone, Android, or desktop.

Visit Acorns.com for more.